Exhibit 99.1

Contacts: Patricia Colpitts (Media) colpittsp@dnb.com 512.578.8016	Roger Sachs, CFA (Investors/Analysts) sachsr@dnb.com 973.921.5914
D&B Appoints Anastassia Lauterbach to Its
Board of Directors

Short Hills, NJ – August 5, 2013 – D&B (NYSE: DNB), the world’s leading source of commercial information and insight on businesses, today announced that Dr. Anastassia Lauterbach was unanimously appointed to D&B’s Board of Directors on August 5, 2013.

Dr. Lauterbach was, until recently, Senior Vice President of Global Business Operations Europe at Qualcomm Incorporated (NASDAQ: QCOM), a world leader in 3G, 4G and next-generation wireless technologies, overseeing Qualcomm’s business interests across Europe, as well as leading Qualcomm’s expansion in Eastern European markets and Turkey. Before joining Qualcomm, Dr. Lauterbach spent over 14 years in various operational and strategic roles at Deutsche Telekom, Daimler Chrysler Financial Services, McKinsey & Company and Munich Reinsurance Company. Dr. Lauterbach resides in Germany. She currently serves on Advisory and Supervisory Boards of several US and European based technology companies.

“We are excited to welcome Anastassia to our Board of Directors,” stated Sara Mathew, D&B’s Chairman and Chief Executive Officer. “Anastassia’s wealth of experience in technology and business innovation and strategy will provide our team with valuable insights as we transform our Company from being a trusted source of commercial data to delivering customers an informed perspective.”

About Dun & Bradstreet® (D&B)

Dun & Bradstreet (NYSE:DNB) is the world’s leading source of commercial information and insight on businesses, enabling companies to Decide with

Confidence® for 172 years. D&B’s global commercial database contains more than 225 million business records. The database is enhanced by D&B’s proprietary DUNSRight® Quality Process, which provides our customers with quality business information. This quality information is the foundation of our global solutions that customers rely on to make critical business decisions.

D&B provides two solution sets that meet a diverse set of customer needs globally. Customers use D&B Risk Management Solutions™ to mitigate credit and supplier risk, increase cash flow and drive increased profitability, and D&B Sales & Marketing Solutions™ to provide data management capabilities that provide effective and cost efficient marketing solutions and to convert prospects into clients by enabling business professionals to research companies, executives and industries.